SMFStreicher Mobile Fueling, Inc.	Exhibit 99.1
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Richard E. Gathright	Peter Seltzberg
	Chairman and Chief Executive Officer	Cameron Associates, Inc.
	954-308-4200	212-245-8800

STREICHER MOBILE FUELING ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2005
AND CONFERENCE CALL FOR TUESDAY, OCTOBER 11

______________________________________

Ft. Lauderdale, FL, October 11, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced results for the fourth quarter and fiscal year ended June 30, 2005.

FOURTH QUARTER RESULTS

For the quarter, revenues and gallons delivered increased 64% and 41%, respectively, to $43,527,000 on 20.1 million gallons of fuel delivered, compared to $26,539,000 on 14.3 million gallons of fuel delivered in the comparable period in 2004. Revenues and gallons increased in the quarter primarily due to the growth of our business, the acquisition of Shank Services on February 18, 2005 and higher prices for fuel.

Gross profit for the fourth quarter was $2,302,000, a $1,260,000 or 121% increase over the prior quarter and a $876,000, or 61% increase, over the comparable quarter in 2004, and is the highest quarterly gross profit since the Company became a public company in 1996. In addition, during the fourth quarter from April through June 2005, gross profit increased an average of 14% each month. Gross profit was positively impacted by a continuing focus on improving the profitability of existing business, the mix of higher margin services delivered to our customers and the recent Shank Services acquisition.

Operating income of $384,000 was a $1,214,000 improvement over the prior quarter, in which the Company experienced expenses related to the Shank Services acquisition, and 22% better than the comparable period in 2004.

Net margin of 13.1 cents per gallon was a 30% improvement over the prior quarter and 10% higher than the comparable quarter in 2004. The net margin increase for the quarter was primarily due to the increase in gross profit which, in part, relates to improved pricing from the services delivered.

EBITDA (earnings before interest, taxes, depreciation and amortization- a non-GAAP financial measure) was $766,000 a $768,000 improvement over the prior quarter and a $131,000 or 21% improvement over the comparable quarter in 2004. In addition, EBITDA continuously improved an average of 76% per month during each of the months from April through June 2005.

For the quarter, the Company incurred a net loss of $225,000, or $0.03 per basic and diluted share, vs. a net loss of $57,000, or $0.01 per basic and diluted share, in the comparable quarter in 2004. The higher net loss was due to increases in selling, general and administrative expenses of $792,000; interest expense of $239,000; and depreciation of $60,000 over the prior year quarter offset by an $876,000 increase in gross profit. The $792,000 increase in the selling, general and administrative costs over the comparable quarter in the prior year resulted from: (1) the inclusion of $453,000 of expenses related to the operation of Shank Services; (2) $93,000 of additional costs relating to public company reporting requirements; (3) $148,000 of higher credit card fees; and (4) $123,000 of higher administrative payroll costs related to personnel additions required to support our acquisition and diversification strategy. The net loss incurred in the fourth quarter ended June 2005 was a $1,124,000 improvement over the prior quarter. In addition, the current quarter net loss reflected month-to-month reductions in the net loss in April and May 2005 and net income of $57,000 in the month of June 2005.

FULL YEAR RESULTS

For the year ended June 30, 2005, revenues were $135,166,000 on 66.4 million gallons of fuel delivered, compared to $89,997,000 on 54.6 million gallons of fuel delivered in the prior year. The 50% increase in revenues in the current year relates primarily to an increase in volumes delivered and higher fuel prices as well as revenues from the Shank Services acquisition. Because the Shank Services acquisition was not effective until late February 2005, the full extent of its continuing impact on the Company’s total revenues is not reflected in the current year revenues.

Gross profit of $6,588,000 for the current year increased by $2,290,000, a 53% improvement compared to the prior year. Of the increase in gross profit, $1,787,000 resulted from higher margins generated from the services provided, including the emergency response services related to the four hurricanes impacting parts of Florida and the southeastern United States in 2004. Another $800,000 can be attributed to the Shank Services acquisition in February of 2005. The increase in gross profit was partially offset by $297,000 in accelerated depreciation expense related to the write-down for excess equipment abandoned after reevaluating fleet utilization requirements following the Shank Services acquisition.

Operating income for the current year decreased by $218,000 compared to the prior year primarily due to increased expenses, including: (1) Shank Services operating expenses since the acquisition of $703,000; (2) increased credit card fees of $367,000; (3) higher accounting and legal fees associated with public company reporting requirements of $220,000; (4) the write down of certain computer software of $164,000; and (5) depreciation of $351,000. These increased expenses were partially offset by an increase in net margin of $2,627,000. When eliminating the $757,000 gain from the extinguishment of debt in the prior year, the current year operating income would have been $539,000 higher than the prior year.

Net margin per gallon improved to 12.1 cents per gallon from 9.9 cents per gallon, or a 22% increase compared to the prior year. This increase resulted from the continued acceptance in the marketplace of higher prices for the services provided by the Company and the increase in the total gallons sold during the current year which decreased the net operating expenses on a per gallon basis.

For the current year, EBITDA improved by $295,000 to $2,278,000 from $1,983,000, or a 15% increase, compared to the prior year. The prior year EBITDA also included the $757,000 gain on the extinguishment of debt and, when excluding this gain, EBITDA for the current year improved by $1,052,000 or 86%.

The net loss for the current year was $1,460,000, or $0.19 per basic and diluted share, compared to a $698,000 net loss, or $0.10 per basic and diluted share, in the prior year, including the $757,000 gain on the extinguishment of debt, or an increase of $762,000. The current year net loss included: (1) $297,000 in accelerated depreciation for the abandonment write-down of 12 units of excess equipment related to the reevaluation of the fleet routing schedules following the Shank Services acquisition; (2) higher sales and marketing expenses of $773,000, including a $367,000 increase in credit card fees; (3) $125,000 in general and administrative expenses and $40,000 in initial integration costs incurred in connection with the Shank Services acquisition; (4) overall higher public company reporting expenses of $220,000; (5) accelerated depreciation and write-down of accounting and information software of $164,000 related to the write-off of software costs for replacing, redesigning and upgrading accounting and information tools and acceleration of depreciation for the shortened useful lives; and (6) interest expense of $1,911,000, of which $372,000 related to the issuance of the Company’s January 2005 Notes, the proceeds of which were partially used to acquire Shank Services. These increases in expenses were partially offset by an increase in net margin of $2,627,000.

RICHARD E. GATHRIGHT, CHAIRMAN, PRESIDENT AND CEO COMMENTED:

“We are pleased with our recent acquisitions of Shank Services and H & W and in the growth of our core commercial mobile and bulk fueling business. We are also pleased that the fundamentals of our business continue to improve. While the Company incurred a net loss of $1.46 million for the year ended June 30, 2005, $1.35 million of this loss was incurred during the third quarter and principally related to costs incurred in connection with our Shank Services acquisition in February 2005, and our corporate infrastructure initiatives to support the Company’s growth and diversification strategy. As we grow our operations there may be a difference in the timing of expenditures and the bottom line financial performance resulting from these investments in our future.”

“We experienced overall higher volumes and margins along with material increases in our working capital and improvements in our balance sheet. Cash and cash availability grew to over $9.0 million from $3.8 million this past year. EBITDA increased by over $1.0 million in this fiscal year when adjusted for the $757,000 gain on extinguishment of debt posted last year. We expect that our corporate infrastructure initiatives commenced in the third quarter will contribute to improved internal operational performance, as well as reduce the fixed cost of conducting our business.”

“The Shank Services and H & W acquisitions provide the Company with an opportunity to make an immediate and meaningful penetration into petroleum lubricants marketing and distribution as well as specialized heavy and ultra-haul transportation services. H & W has established a major presence in the branded lubricants business and has numerous mature long-term business relationships with high volume customers who rely on its specialized and reliable service. We intend to emphasize the growth of our lubricants business in both Texas and other national markets. We also plan to expand the Shank Services heavy and ultra-heavy haul transportation operations through internal growth and the acquisition of additional equipment and customers from existing service providers who will benefit from integrating their business operations with ours.”

“With the addition of Shank Services and H & W, the combined Company could generate annualized revenues in excess of $225 million on volumes over 100 million gallons. We anticipate that our financial performance will improve in the year ending June 30, 2006 with both Shank Services and H & W contributing to growing volumes, revenues, margins, cashflow and profitability. Coupled with the steady expansion of our existing business and absent unanticipated market or economic developments, the Company’s combined operations should begin to report net income.”

“Our strategic plan to build the Company’s business through selective acquisitions, as well as expansion of existing service components, continues to progress. Integral to this plan is a reduction of cash and non-cash interest expenses burdening our bottom line financial performance. Reduction of our debt will also help us to generate additional capacity for funding future acquisitions with a more flexible balance of debt and equity. Alternatives presently under consideration to eliminate as much of the $1.9 million of interest expense incurred this past year are a secondary offering of common stock, a conversion of a portion of long term notes to common stock or a combination of both. We will pursue these initiatives in the coming months, with the actual timing of any transactions naturally dependent upon our financial performance as well as general market conditions.”

“We have confidence in energy products distribution and related services business sectors and believe that the Company will play an important role in its future growth. Our optimism is grounded in the ability of our management team to achieve the objectives of our success driven business plan and our understanding of the opportunities before us.”

The financial impact of the expenses for the Shank Services acquisition and the corporate infrastructure initiatives on the Company’s results for the year ended June 30, 2005 are summarized in the following table for clarification:

Non-GAAP Measure Reconciliation - Shank Services Acquisition and Corporate Infrastructure Expenses

		Amount	Percentage
Loss, not including expenses directly related to the Shank Services acquisition and write-off of accounting and information software		$462,000	31.7%

Expenses related to the Shank Services acquisition and integration:
Accelerated depreciation expense related to excess equipment abandonment for acquisition re-routing integration	297,000
General and administrative expenses	125,000
Integration administrative costs	40,000
Sub-total	462,000

Interest expense and amortization for January 2005 Notes	372,000	834,000	57.1%

Accelerated depreciation expense and write-off of accounting and information software for changes in technology infrastructure		164,000	11.2%

Net loss		$1,460,000	100%

Additional selected information covering the Company’s financial position and performance is set forth in the following tables:

CONDENSED CONSOLIDATED BALANCE SHEET

(All amounts in thousands of dollars)
	June 30, 2005	June 30, 2004

ASSETS
Current assets	$19,392	$11,584
Property, plant and equipment, net	9,555	7,602
Other assets, net	1,178	832
	$30,125	$20,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,531	$9,112
Long-term debt, net	9,756	5,558
Stockholders’ equity	6,838	5,348
	$30,125	$20,108

WORKING CAPITAL	$5,861	$2,472

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except share and volume data)

	Three-Month Periods Ended (Unaudited)		Twelve-Month Periods Ended (Unaudited)
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Total revenues	43,527	26,539	135,166	89,997
Gross profit	2,302	1,426	6,588	4,298
Operating income 1	384	314	443	661
Net loss	(225)	(57)	(1,460)	(698)

EBITDA 1, 2, 5	766	635	2,278	1,983

Basic and diluted net loss per share	(0.03)	(0.01)	(0.19)	(0.10)

Basic and diluted weighted average shares outstanding	8,859,375	7,300,548	7,857,434	7,261,372

Depreciation and amortization 3	382	322	1,835	1,320

Gallons sold in thousands	20,077	14,261	66,427	54,594
Average net margin per gallon (in cents) 4	13.1	11.9	12.1	9.9

1	Includes in the twelve-month period ended 6/30/2004, a $757,000 gain on extinguishment of debt during the first quarter ended 9/30/2003
2	Earnings before interest, taxes, depreciation and amortization
3	Depreciation and amortization included in cost of sales was $323,000, $277,000, $1,467,000 and $1,130,000 for the respective periods
4	Net margin per gallon equals gross profit plus cost of sales depreciation and amortization divided by number of gallons sold
5	See non-GAAP measure EBITDA Reconciliation Table as follows:

Non-GAAP Measure Reconciliation - EBITDA Reconciliation Table

	3 Months Ended				12 Months Ended
	6/30/2005	6/30/2004	Increase (Decrease)	Increase (Decrease)	6/30/2005	6/30/2004	Increase (Decrease)	Increase (Decrease)

Net loss	(225)	(57)	(168)	(295)%	(1,460)	(698)	(762)	(109)%
Add back:
Interest, net	609	370	239	65%	1,903	1,361	542	40%
Depreciation and amortization:
Cost of sales	323	277	46	17%	1,467	1,130	337	30%
Sales, general, and administrative	59	45	14	31%	368	190	178	94%
EBITDA	766	635	131	21%	2,278	1,983	295	15%

QUARTERLY SELECTED FINANCIAL DATA FOR FISCAL YEARS 2005 AND 2004

(in thousands, except net margin per gallon and per share data)
	June 30, 2005					June 30, 2004
Selected Income Statement Data:	Q1	Q2	Q3	Q4	YTD 2005	Q1 (5)	Q2	Q3	Q4	YTD 2004
Total revenue	28,909	29,647	33,083	43,527	135,166	19,417	21,136	22,906	26,539	89,997
Gross profit	1,800	1,444	1,042	2,302	6,588	822	1,074	976	1,426	4,298
Operating income (loss)	677	212	(830)	384	443	487	(20)	(120)	314	661
Net income (loss)	295	(181)	(1,349)	(225)	(1,460)	206	(382)	(465)	(57)	(698)

Per Share Data:
Basic net income (loss) per share	0.04	(0.02)	(0.17)	(0.03)	(0.19)	0.03	(0.05)	(0.06)	(0.01)	(0.10)
Diluted net income (loss) per share	0.04	(0.02)	(0.17)	(0.03)	(0.19)	0.03	(0.05)	(0.06)	(0.01)	(0.10)
Basic weighted average common shares outstanding (‘000)	7,332	7,436	7,813	8,859	7,857	7,248	7,248	7,248	7,301	7,261
Diluted weighted average common shares outstanding (‘000)	7,870	7,436	7,813	8,859	7,857	7,505	7,248	7,248	7,301	7,261

Selected Balance Sheets Data:
Cash and cash equivalents	3,213	4,463	3,759	4,108	4,108	2,086	2,037	2,454	2,708	2,708
Accounts receivable, net	10,654	8,290	12,705	14,129	14,129	6,119	6,997	7,657	8,280	8,280
Bank line of credit payable	6,278	5,316	3,707	4,801	4,801	3,541	4,412	4,855	4,919	4,919
Long-term debt (including current portion)	5,639	5,726	11,057	11,141	11,141	5,344	5,424	5,481	5,558	5,558
Shareholders’ equity	5,738	5,620	6,887	6,838	6,838	6,200	5,815	5,336	5,348	5,348
Total Assets	22,459	21,537	28,278	30,125	30,125	17,932	18,796	19,725	20,018	20,018

Financial and Statistical Information:
EBITDA (1)	992	522	(2)	766	2,278	824	313	211	635	1,983
Working Capital (Deficit) (4)	2,563	2,792	5,830	5,861	5,861	2,155	2,157	2,053	2,472	2,472
Net Margin (2)	2,071	1,706	1,653	2,625	8,055	1,107	1,359	1,259	1,703	5,428
Net Margin per gallon (in dollars) (3)	0.137	0.115	0.101	0.131	0.121	0.083	0.099	0.095	0.119	0.099
Total Gallons (000’s)	15,153	14,795	16,402	20,077	66,427	13,273	13,746	13,314	14,261	54,594

Non-GAAP Measure Reconciliation EBITDA Calculation:
Net income/(loss)	295	(181)	(1,349)	(225)	(1,460)	206	(382)	(465)	(57)	(698)
Add back:
Interest expense, net of interest income	382	393	519	609	1,903	284	362	345	370	1,361
Depreciation and amortization:
Cost of sales	271	262	611	323	1,467	285	285	283	277	1,130
Sales, general, and administrative	44	48	217	59	368	49	48	48	45	190
EBITDA	992	522	(2)	766	2,278	824	313	211	635	1,983

(1)	EBITDA = Earnings before interest, taxes, depreciation and amortization.
(2)	Net Margin = Gross profit plus cost of sales depreciation
(3)	Net margin per gallon = Net Margin / Total Gallons
(4)	Working Capital (deficit)= current assets - current liabilities
(5)	June 30, 2004, first quarter operating profit, net income and EBITDA includes a $757,000 gain on extinguishment of debt

RECENT DEVELOPMENTS

Shank Services Acquisition and Related Financing

On February 18, 2005, the Company acquired substantially all of the assets and related business of Shank C&E Investments, L.L.C. (“Shank Services”) a Houston, Texas based provider of commercial fueling and heavy and ultra-heavy haul transportation services for $8.3 million, including a $1.9 million performance based contingency and $0.6 million in acquisition costs. We acquired a fleet of 24 commercial fueling vehicles, including specialized fuel delivery, transport, oil and lubricant flatbed and tanker trucks and related support equipment; over 600 portable fuel and lubricant tanks with more than 500,000 gallons of capacity used by customers to store products provided by Shank Services; 15 heavy and ultra-heavy haul tractor-trailer units designed to transport heavy construction equipment and other over-sized and/or over weight loads weighing up to 250,000 pounds; a limited quantity of fuel and lubricant inventories; office and computer equipment and related specialized software technology; customer lists and agreements; certain other intangible assets; and outstanding customer accounts receivable. We did not assume any material Shank Services’ liabilities or debt. Shank Services employs approximately 80 personnel. We continue to operate the acquired assets and business under the trade name Shank Services; and we are integrating the existing Houston and Dallas/Fort Worth commercial mobile and bulk fueling operations of the Company with those of Shank Services.

Of the $8.3 million purchase price for the acquired assets and related business, $5.8 million was paid in cash, $1.9 million was paid with a contingent two-year deferred payment promissory note, and $0.6 million was incurred in acquisition costs. The payment of the promissory note is dependent on Shank Services meeting a specific target performance objective. Some or all of the $1.9 million principal amount and accrued interest due under the note will not be payable if the performance target which covers an operating period commencing prior to the acquisition date is not achieved.

We believe that Shank Services should provide significant cost reductions as a result of more effective bulk fuel purchasing; lower insurance premiums; improved delivery scheduling; decreased equipment rentals; better utilization of operations personnel and equipment; and reduced administrative expenses. These savings, together with increasing sales volumes and improved margins from a consolidation of our Texas based commercial fueling operations and Shank Services concentrated marketing and sales program, are expected to provide a positive impact on future cash flows and earnings.

On January 25, 2005, in anticipation of the February closing of the Shank Services acquisition, we completed a $6.1 million private placement with a small group of institutions and other accredited investors to fund the acquisition, to develop its operations and for other general corporate purposes. We issued $6.1 million in 10%, five-year Senior Secured Notes (the “January 2005 Notes”) that require six semi-annual principal payments commencing January 24, 2007 and a 40% balloon payment on January 24, 2010. The investors also received four year warrants to purchase 866,200 shares of our common stock at an exercise price of $1.60 per share, including customary redemption and registration rights. In addition, 140,300 warrants with substantially similar terms were issued to Philadelphia Brokerage Corporation, the financing placement agent. Results of Shank Services’ operations have been included in our consolidated financial statements since the February 18, 2005 acquisition date.

The January 2005 Notes are secured by a first priority security interest in the tangible assets acquired from Shank Services. In connection with the issuance of the January 2005 Notes and related security agreement, the Company entered into an indenture with a third party trustee for payment of the January 2005 Notes.

The Shank Services’ assets and related operations, when fully integrated with our present Texas based business in Houston and Dallas/Fort Worth, will materially extend the SMF Group’s footprint in major Texas markets and should provide a solid platform for further growth in the Southwest. We expect to offer commercial mobile fueling services to over 400 active Shank customers, particularly those in the construction, agriculture, energy, manufacturing and marine industries with large local and regional fleets. The acquisition will also expand our business into related bulk commercial fueling operations, generator services and the marketing and distribution of lubricants and related petroleum products.

The Shank Services heavy and ultra-heavy haul transportation operations offer a new and growing opportunity to provide this specialized logistical service to numerous businesses that regularly transport heavy construction, refinery and chemical equipment, and other unusually large payloads, locally, regionally and nationally. It also provides us the opportunity to offer our other products and services to these new customers, including commercial mobile and bulk fueling, fuel management and the sale and distribution of lubricants.

While the Shank Services operating, marketing, sales and administrative functions have not yet been fully integrated into the Company’s pre-existing operations and our present organizational structure, when this integration is complete, it will create efficiencies and cost-reductions from cross-utilization of personnel in multiple geographic operating locations as well as from combining other commercial fueling functions and responsibilities. Because Shank Services is experienced in delivering emergency response fueling services in disaster relief situations, the acquisition has also increased our capability to provide this vital support, regionally and nationally. By establishing a greater operating presence in the Texas market, together with continued growth in the Southeast and Mid-Atlantic states, the Shank Services acquisition should facilitate further acquisitions by the Company of businesses in petroleum product distribution and sales, out-sourced fuel management services and transportation logistics.

H & W Acquisition and Related Financing

On October 1, 2005, the Company acquired all of the outstanding shares of Houston-based H & W Petroleum Company, Inc. (“H & W”) which is engaged in the marketing and distribution of lubricants, fuels and other petroleum products in Texas. Immediately prior to the acquisition by the Company, H & W purchased the operating assets and limited inventory of Harkrider Distributing Company, Incorporated (“Harkrider”), also based in Houston, which is related to H & W through some common shareholder ownership and is engaged in the marketing and distribution of dry cleaning solvents, chemicals and petroleum products. In addition to providing service to the greater Houston metropolitan area, H & W and Harkrider also service the Dallas/Fort Worth, Freeport, Longview, Lufkin, San Antonio and Waco markets.

H&W provides lubricants and fueling services to over 3,800 customers, with its primary emphasis on those companies requiring large volumes of specialty industrial oils, motor and gear lubricants and greases subject to rigid technical and performance specifications. Harkrider has distributed solvents and specialty petroleum products to dry cleaners and industrial customers in the Houston, Beaumont and San Antonio areas since 1946. Today, it is one of the largest dry cleaning solvents distributors in those Texas markets with over 800 customers. Together, H&W and Harkrider operate a combined fleet of 52 specialized lubricant, fuel and chemical delivery “bobtail” trucks; oil and lubricant flatbed and box trucks; tanker transports; and related support equipment, including approximately 200 storage tanks with over 1,200,000 gallons of capacity. The H & W and Harkrider operations currently employ approximately 75 personnel.

The purchase price of approximately $6.3 million, which was based on a multiple of 4.5 times a projected annualized EBITDA (earnings before interest, taxes, depreciation and amortization - a non-GAAP financial measure) of approximately $1.4 million, was adjusted to $5.964 million at closing by working capital and other closing adjustments. The purchase price was paid with a combination of cash, the assumption of specified liabilities and the issuance of two year 10% promissory notes totaling $2.463 million, which are subject to an earn out provision based on the performance of H & W and Harkrider after the acquisition.

On September 1, 2005, in contemplation of the then pending H & W acquisition , the Company issued $3.0 million in five-year 10% redeemable promissory notes (the “September 2005 Notes”) to a small group of institutions and other accredited lenders. Installment payments of six (6) equal semi-annual principal payments of ten percent (10%) of the principal amount of the September 2005 Notes will commence on August 31, 2007 and continue on February 28 and August 31 of each year thereafter, with the remaining balance of forty percent (40%), a $1.2 million balloon payment, due at maturity on August 31, 2010. The amounts due under the September 2005 Notes will become due and payable immediately upon the occurrence of customary events of default. The September 2005 Notes are redeemable by the Company, in whole or in part, by payment of a percentage of the principal amount of the note, together with accrued but unpaid interest, if any, as follows: September 1, 2005 - August 31, 2006, 102%; September 1, 2006 - August 31, 2007, 101%; and September 1, 2007 - August 31, 2010, 100%. A portion of the proceeds of the September 2005 Notes were used by the Company to fund the approximately $1.5 million of the H & W Acquisition purchase price that was paid in cash at closing. The balance of the proceeds will be used to develop the combined operations of H & W and Harkrider, including the integration of the lubricant distribution operations of Shank Services and H & W, and for other general working capital purposes. In connection with the issuance of the September 2005 Notes and related security agreement, the Company entered into an indenture with a third party trustee for the payment of the September 2005 Notes.

The September 2005 Notes are secured by a first priority security interest in the vehicles, equipment and other physical assets, other than inventory, of H & W. The H & W inventory is subject to the first priority security interest on the Company’s assets held by its primary lender.

In connection with the September 2005 Notes, the Company also issued 360,000 four-year warrants to purchase shares of common stock at $2.28 per share to the purchasers of the Notes and to the Company’s placement agent for the financing transaction.

Amendment of Credit Facility

Concurrently with the October 1, 2005 of H & W, in order to finance the acquired accounts receivable and inventory, the Company and its primary lender amended the credit facility. Among other changes, the amendment (1) added H & W as a borrower; (2) increased the facility to $20 million; (3) provided financing for the newly acquired and ongoing accounts receivable and inventory resulting from the H & W Acquisition; (4) extended the term of the original loan and security agreement to September 26, 2007; (5) reduced the interest rate to prime plus 0.75% per annum; (6) replaced the effective net worth covenant with a maximum capital expenditures covenant; and (7) lowered the fixed charge coverage ratio covenant to 1.0 to 1.0 and made such covenant effective only when there is less than $3 million available on the facility.

CONFERENCE CALL

 Management will host a conference call on Tuesday, October 11, 2005 at 10:00 A.M. ET, to further discuss the results of the Company’s fourth quarter and fiscal year ended June 30, 2005. The conference call will be available via teleconference by dialing 866.202.3048 (domestic) or 617.213.8843 (international), using Pass Code 74430557. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from October 11, 2005, at 12:00 P.M. ET until Midnight ET on October 18, 2005, by dialing 888.286.8010 (domestic) or 617.801.6888 (international), using Pass Code 73630634. A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT STREICHER MOBILE FUELING, INC.

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 27 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the acquired businesses, the planned diversification or expansion plans of the Company, the anticipated cost savings or operating efficiencies from integration of the acquired businesses and the potential for further growth of the Company, by acquisition or otherwise, are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including those cited in the “Certain Factors Affecting Future Operating Results” section of the Company’s Form 10-K for the year ended June 30, 2005.